Exhibit 19.1

CALLAN JMB Inc.

AMENDED AND RESTATED INSIDER TRADING POLICY

(ADOPTED EFFECTIVE AS OF DECEMBER 8, 2025)

The following is the Amended and Restated Insider Trading Policy (this “Policy”) of Callan JMB Inc., a Nevada corporation, and its subsidiaries (collectively, the “Company”). This Policy covers all Company personnel, which includes (1) employees, (2) members of the Board of Directors (the “Board”), and (3) consultants or independent contractors whose business relationship with the Company provides access to Material Nonpublic information regarding the Company (collectively for individuals in (3), “Representatives” or individually in (3), a “Representative”). This Policy also applies to any family member who lives in the same household of a person covered by this Policy, and also applies to trusts, investment funds or other entities in which such persons have a beneficial interest or over which such persons have the power to dispose or direct the disposition of securities held by the entity. Definitions of the capitalized terms in this Policy are provided in Section VII.

I.	Reasons for this Policy

Individuals found to have violated insider trading laws face civil penalties of up to three times the profit gained or loss avoided by reason of their violation. A criminal fine of up to $5 million and a term of up to 20 years in jail may be imposed in the event of a willful violation. The Company and its officers and members of the Board could also face significant penalties for failing to take steps to prevent violations by Company personnel.

In addition, violations of insider trading laws can result in significant expense to the Company in connection with investigations by regulators or criminal authorities, and can cause the public and the securities markets to lose confidence in the Company and its securities. This could substantially harm the Company and its stockholders.

II.	Prohibited Insider Trading and Disclosure of Material Nonpublic Information

All employees, members of the Board and Representatives of the Company are prohibited from buying or selling any Security of any entity while in possession of Material Nonpublic information about the entity that has been obtained by reason of the person’s employment by, or association with, the Company, regardless of whether the trading window is open or closed (“Insider Trading”).

In addition, all employees, members of the Board and Representatives of the Company are prohibited from disclosing Material Nonpublic information about an entity that has been obtained by reason of the person’s employment by, or association with, the Company to other persons, including colleagues within the Company, friends and family. This prohibition also includes making recommendations or expressing opinions as to trading in any entity on the basis of such Material Nonpublic information. However, Material Nonpublic information may be disclosed to certain persons for the express purpose of performing an authorized act or service necessary to the Company in accordance with the Company’s policies, such as to colleagues within the Company whose jobs require them to have such information and accountants, attorneys and other persons who hold a duty of trust and confidence with the Company.

The entity referred to in this section may be the Company or any other entity with which the Company does business or is involved in a business relationship, such as a customer, supplier, strategic partner or potential merger partner.

III.	Specific Procedures Applicable to All Personnel

The following procedures are also considered part of this Policy and your compliance with them is required.

1. All employees, members of the Board and Representatives are prohibited from providing Material Nonpublic information to or assisting so-called “expert networks,” Market Professionals or other similar entities to obtain Material Nonpublic information regarding the Company and/or the Company’s customers, suppliers, strategic partners or others with whom the Company has a business relationship in order to trade in such entity’s securities or provide information to other third parties who trade in such entity’s securities. However, authorized disclosure of Material Nonpublic information to Market Professionals pursuant to the Company’s corporate disclosure policies will not be in violation of this Section III.1.

2. In addition to the general prohibition on Insider Trading set forth in this Policy, you must observe the following “Blackout Period”:

(a) No employee, member of the Board or Representative may engage in a transaction (purchase or sale) in Company securities from the 20th day of the third calendar month of each fiscal quarter through the close of business on the first full trading day after the Company’s financial results for such quarter are subject to Public Disclosure. For example, if the Company announces financial results before the markets open on Thursday morning, the Blackout Period will end, and trading may commence, when the markets open on Friday morning.

3. If you are a Section 16 Officer, a member of the Board or a Key Employee (as such may be designated in writing by the Chief Legal Officer from time to time and which designation shall continue until terminated in writing by the Chief Legal Officer) (such a designated person, a “Key Employee”), you must inform and receive approval from the Chief Legal Officer (or if not available, the Chief Executive Officer or Chief Financial Officer) two business days before the trade date (or such shorter period as is approved by the Chief Legal Officer, as evidenced by his or her approval of the trade in question) whenever you intend to execute a trade in Company securities, including entering into, modifying or terminating a Qualified Selling Plan and the placing of limit orders. At the time of executing a trade in Company securities, you will be responsible for determining that you are not in possession of, and do not have access to, Material Nonpublic information, and for verifying that the Company has not imposed any restrictions on your ability to engage in trades. Generally, approval to execute such a trade will be granted subject to a specified time limit within which the trade must be executed. If no time limit is specified, then the approval will expire at the close of The Nasdaq Exchange (or such other exchange or over-the-counter market on which the Company’s securities are then principally traded) on the last trading day of the week in which approval was given.

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4. No employee, member of the Board or Representative may engage in Company securities transactions of a speculative nature at any time, including, but not limited to, put options, margining Company securities, or otherwise pledging Company securities as collateral or entering into any other hedging transactions. You are also prohibited at all times from short-selling Company common stock or engaging in transactions involving Company-based Derivative Securities. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, transacting in straddles, and the like. However, as indicated below, you are not prohibited from receiving and exercising options, restricted stock units, stock appreciation rights or other Derivative Securities granted under the Company’s employee stock option or equity incentive plans (provided that any open-market purchase or sale effected in connection with such exercise or other transaction remains subject to this Policy).

5. Each of the Chief Financial Officer, Chief Legal Officer and Chief Executive Officer of the Company have the authority to impose additional restrictions on trading in Company securities at any time. In such event, the person imposing the additional restrictions will notify the affected individuals of the additional restrictions personally or by e-mail or voicemail.

6. If you have placed a limit order or open instruction to buy or sell Company securities, you bear the responsibility for cancelling such instructions immediately in the event restrictions are imposed on your ability to trade, whether because of your possession of Material Nonpublic information or the imposition or effectiveness of a Blackout Period or other trading restriction.

7. Transactions that would otherwise be prohibited by this Policy are allowed if they are made pursuant to a Qualified Selling Plan, provided that Section 4 shall still apply. Any Qualified Selling Plan must be delivered promptly to the Chief Financial Officer and the Chief Legal Officer of the Company. The Company reserves the right to disclose publicly the terms of any Qualified Selling Plan.

8. “Non-Market Transactions” are allowed even while in the possession of Material Nonpublic information. Non-Market Transactions are:

(a) Exercise of a stock option (without subsequent or contemporaneous sale) under a Company stock incentive plan, including a transaction in which the Company withholds shares of stock to satisfy tax withholding requirements or in satisfaction of the exercise price, provided there is no sale of stock.

(b) Acquisition of shares under a Company employee stock purchase plan without a subsequent sale of the shares.

(c) Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an election is made to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or exercise of any stock option.

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(d) Bona fide gifts of securities. However, whether a gift is bona fide will depend on the circumstances surrounding each gift, including, but not limited to, the donor’s relationship with the recipient and the nature of the tax benefit of the donor. If you are uncertain as to whether a gift is bona fide, you should contact the Chief Legal Officer of the Company for clarification.

(e) A specific, non-market transaction approved in writing in advance by the Chief Legal Officer (or if not available, the Chief Executive Officer or Chief Financial Officer) of the Company.

9. If you receive an outside request for information, comments or interviews (other than routine product inquiries) that may result in the dissemination of Material Nonpublic information, you must direct the request to the Chief Financial Officer or Chief Legal Officer so that an authorized spokesperson of the Company may determine whether or how to respond to the request consistent with the Company’s corporate disclosure policies.

IV.	Additional Procedures Applicable to Section 16 Officers and Members of the Board

Before any Section 16 Officer or member of the Board may purchase or sell any Company securities, he or she is required to contact the Stock Plan Administrator regarding (i) compliance with Rule 144, if required; and (ii) the preparation of the requisite Form 4 to be filed with the U.S. Securities and Exchange Commission (the “SEC”). The Stock Plan Administrator will assist in completing the Form 4 and will file it on your behalf with the SEC, if requested. However, the completion and filing of the Form 4 is the responsibility of the Section 16 Officer or member of the Board alone.

V.	Additional Guidance for All Personnel

1. With respect to Material Nonpublic information of the Company, this Policy applies to you regardless of how you become aware of the information. By way of example, if you are an administrative assistant and you have learned that a large order or contract has just been received from Company A, or that an acquisition of Company B is about to occur, you are prohibited from trading in Company securities until after Public Disclosure of the news. When you are in possession of Material Nonpublic information of the Company, you have a duty to the Company to keep that information confidential and not to use it for your personal benefit, or the personal benefit of anyone else.

2. With respect to Material Nonpublic information concerning another entity with which the Company is doing business, this Policy applies to you if you became aware of the information about the other entity by reason of your affiliation with the Company. In the example above, you would not be able to trade in the securities of Company A or Company B until after Public Disclosure of the news.

3. If you are aware of Material Nonpublic information about the Company, the prohibition against trading in Company securities applies to you even if the trading window is otherwise open.

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4. If you have any questions as to whether any information you have is Material or Nonpublic, you should contact the Chief Legal Officer of the Company for clarification.

5. If you believe you may be regarded as being aware of Material Nonpublic information and you are contemplating a transaction in Company securities, you must contact the Chief Legal Officer of the Company (or if not available, the Company’s Chief Executive Officer or Chief Financial Officer) prior to executing the transaction to determine if you may properly proceed. Section 16 Officers and members of the Board should be particularly careful (and must also comply with Section 3 hereof regarding pre-approval), since avoiding even the appearance of engaging in improper securities transactions is important.

6. Determining whether information is Material is not always easy, but a good rule of thumb is that if the information would make you more inclined to buy or sell an entity’s stock or is likely to affect the Company’s stock price, whether positive or negative, you should consider it to be Material.

7. There are no exceptions to this Policy. One of the Company’s responsibilities as a public company is to enforce this Policy. Except as specifically permitted by this Policy (for example, in the case of Non-Market Transactions and transactions pursuant to a Qualified Selling Plan), you must refrain from a transaction even if you planned or committed to the transaction before you came into possession of the Material Nonpublic information, regardless of the economic loss that you believe you might suffer as a consequence of not trading. Also, if you are in possession of Material Nonpublic information, it does not matter that publicly disclosed information might provide an independent basis for engaging in the transaction. Except as specifically permitted by this Policy, you simply cannot trade in securities while in possession of Material Nonpublic information.

8. There are no dollar limits on the size of a transaction that will trigger insider trading liability or a violation of this Policy. The SEC and Department of Justice have pursued relatively small trades, and the Company does not permit any Insider Trading, even if the trades involved are for low-dollar amounts. In addition, you can be subject to civil and criminal penalties even if you did not profit from disclosing or advising on Material Nonpublic information.

9. You should beware of anyone who appears to be pressing you for Nonpublic information of any kind about the Company, even if you do not believe that the information, standing alone, is Material, particularly if the person is offering you anything of value in exchange. Securities traders employ many means, including so-called “expert networks,” to try to extract confidential information from employees at all levels of a company. Remember that Nonpublic information may only be disclosed by persons specifically authorized to discuss it.

10. This Policy also applies to former employees and former members of the Board of the Company, with respect to Material Nonpublic information of the Company or concerning another entity with which the Company is doing business, which was learned by reason of the former employee’s or former Board member’s prior affiliation with the Company.

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VI.	Consequences for Violations of this Policy

Failure to comply with this Policy could result in a serious violation of federal, state and foreign securities laws by you and/or the Company, and can subject you to civil and criminal penalties. In addition to any criminal or civil penalties prescribed by law, violation of this Policy constitutes grounds for dismissal, personnel action up to and including termination of employment or, with respect to Representatives, termination of any relationship with the Company.

VII.	Definitions

“Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Company common stock.

“Insider” is a person who is in possession of Material Nonpublic information concerning the Company or another entity by reason of his or her affiliation with the Company. This includes employees, members of the Board and Representatives. For purposes of this Policy, any family member who lives in the same household as an Insider is also considered an Insider.

“Market Professional” is any person who is, or is associated with (i) a broker or dealer of securities, (ii) investment advisers or certain institutional investment managers, and (iii) investment companies, hedge funds and affiliated persons. These categories include sell-side analysts, buy-side analysts, large institutional investment managers and other market professionals who may be likely to trade on the basis of selectively disclosed information.

“Material” information is information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities. Although it is not always easy to determine whether information is Material and it is not possible to define all categories of Material information, the following types of information are typically regarded as Material:

●	Net sales, including net sales growth rates and projections;
●	Gross profit and EBITDA margins (and similar metrics, including non-GAAP metrics such as Adjusted EBITDA, Adjusted Operating Income, and Adjusted Net Income) including projections of same or margins regarding same;
●	Earnings, including estimates on future earnings;
●	Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
●	Developments regarding customers, retailers, suppliers or strategic partners (including the acquisition or loss of an important customer, contract or relationship);
●	Product introductions by the Company or its competitors;
●	Changes in senior management;
●	Cyber security or privacy breaches impacting the Company, its employees, customers or others;
●	Changes in compensation policy;
●	A change in auditors or auditor notification that the Company may no longer rely on an audit report;

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●	Financings and other events regarding the Company’s securities (e.g., defaults on debt securities, calls of securities for redemption, repurchase plans, stock splits, proposed or actual public or private sales of securities by the Company);
●	Sales or registration of securities on behalf of selling stockholders of the Company;
●	Significant litigation, or significant events in already pending litigation;
●	Bankruptcy, corporate restructuring or receivership; and
●	Any factor that would cause the Company’s financial results to be substantially different from the Company’s publicly announced projections or analyst estimates.

Material information is not restricted to information relating only to the Company. Material information could be information relating to any other entity with which the Company does business or is involved in a business relationship, such as a customer, strategic partner or potential merger partner.

“Nonpublic information” is information that has not been subjected to Public Disclosure by the Company.

“Public Disclosure” or “Publicly Disclosed” means a communication or series of communications calculated to reach the general public, such as a press release widely disseminated over a national wire service, a Form 8-K or other filing with the SEC, or a public webcast or conference call presentation. Disclosure to a large group of financial analysts, other Market Professionals or investors, or comments made in interviews or via social media generally do not constitute Public Disclosure. Generally, Public Disclosure will be deemed to have been accomplished at the close of business on the first full trading day after such information is publicly disclosed in a manner described above.

“Qualified Selling Plan” is a written plan adopted by an employee or member of the Board for selling Company securities that meets each of the following requirements: (1) The plan is adopted during a period when the quarterly window is open and no other trading restrictions have been imposed; (2) the plan is adopted during a period when the individual is not in possession of Material Nonpublic information; (3) selling under the plan does not commence until at least three months after the date the plan is adopted; (4) the plan is adhered to strictly; (5) the plan either (a) specifies the amount of securities to be sold and the date on which the securities are to be sold, (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (c) does not permit any Insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the Material Nonpublic information when doing so; and (6) at the time it is adopted the plan conforms to all other applicable requirements of § 240.10b5-1(c) of the Code of Federal Regulations (or any successor rule or regulation) as then in effect.

“Security” includes common stock, options, warrants, restricted stock, restricted stock units, stock appreciation rights, debentures and all other securities of an entity the value of which is related to or derived from an entity’s common stock.

“Section 16 Officer” is an officer of the Company who is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended.

“Stock Plan Administrator” is a person who administers the Callan JMB Inc. 2024 Equity Incentive Plan or any similar plan of the Company.

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ACKNOWLEDGMENT

Please sign below acknowledging that you have read and agree to abide by the Company’s Insider Trading Policy.

* * * * * * * * * * *

I received, reviewed and agree to be bound by the Company’s Insider Trading Policy.

Dated:
Signature

Name (Please Print)

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